Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration Nos. 333-104748, 333-13200, 333-12642, 333-121431, 333-121760, 333-135718, 333-131479 and 333-151986) of Amarin Corporation plc of our report dated May 19, 2008 except for the effects of the restatement discussed in note 36 to the consolidated financial statements as to which the date is September 24, 2008 relating to the financial statements of Amarin Corporation plc which appears in this Form 20-F/A.

PricewaterhouseCoopers

Dublin, Ireland
September 24, 2008